UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 18, 2009

ANGELES INCOME PROPERTIES, LTD. II

(Exact name of Registrant as specified in its charter)

            California                0-11767                 95-3793526

      (State or other jurisdiction (Commission            (I.R.S. Employer

           of incorporation)        File Number)        Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Angeles Income Properties, Ltd. II, a California limited partnership (the “Partnership” or “Registrant”), owns a 100% interest in Landmark (NC), LLC, a Delaware limited liability company (the “Seller”), which owns Landmark Apartments (the “Property”), a 292-unit apartment complex located in Raleigh, North Carolina.

As previously disclosed, on July 31, 2009 (the “Effective Date”), the Seller entered into a Purchase and Sale Contract (the “Purchase Agreement”) with a third party, Pennsylvania Realty Group, Inc., a Pennsylvania corporation (the “Purchaser”), to sell the Property to the Purchaser for a total sales price of $11,800,000.

Pursuant to the terms of the Purchase Agreement, the Purchaser agreed to give written notice to the Seller on or before August 20, 2009 (the “Title Objection Deadline”) of any objections based on the Purchaser’s review of the title and survey documents.  Following the Seller’s receipt of any such objections, the Seller agreed to respond to the Purchaser on or before August 25, 2009 (the “Response Deadline”) with an indication of those objections which the Seller is willing to cure, if any.

On August 18, 2009, the Seller and the Purchaser entered into a First Amendment to the Purchase and Sale Contract (the “First Amendment”) pursuant to which the Title Objection Deadline was extended from August 20, 2009 to August 25, 2009 and the Response Deadline was extended from August 25, 2009 to August 31, 2009.

This summary of the terms and conditions of the First Amendment is qualified in its entirety by reference to the First Amendment, a copy of which is attached hereto as an exhibit.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits

    The following exhibit is filed with this report:

10.44       First Amendment to Purchase and Sale Contract between Landmark (NC), LLC, a Delaware limited liability company, and Pennsylvania Realty Group, Inc., a Pennsylvania corporation, dated August 18, 2009.*

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGELES INCOME PROPERTIES, LTD. II

By:  Angeles Realty Corporation II

Managing General Partner

By:  /s/Steven D. Cordes

Steven D. Cordes

Senior Vice President

Date: August 24, 2009